Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-193011) and Form S-8 (No. 333-208053) of Community Trust Bancorp, Inc. of our reports dated February 26, 2021, on our audits of the consolidated financial statements of Community Trust Bancorp, Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, which report is included in this annual report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 26, 2021, on our audit of the internal control over financial reporting of Community Trust Bancorp, Inc. as of December 31, 2020, which report is included in this annual report on Form 10-K.

/s/ BKD, LLP
Louisville, Kentucky
February 26, 2021